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                                                                 ORDER 2001-6-22

                                                           Served: June 28, 2001

[DEPARTMENT OF              UNITED STATES OF AMERICA
TRANSPORTATION            DEPARTMENT OF TRANSPORTATION
UNITED STATES OF            OFFICE OF THE SECRETARY
AMERICA LOGO]                   WASHINGTON, D.C.

                   Issued by the Department of Transportation
                         on the 25th day of June, 2001


----------------------------------
 Essential Air Service at

 EPHRATA/MOSES LAKE, WASHINGTON                             DOCKET OST-98-3344-6

 under 49 U.S.C. 41731, et seq.
----------------------------------

                             ORDER SELECTING CARRIER
                            AND SETTING SUBSIDY RATE

SUMMARY

By this order, the Department is selecting Big Sky Airlines, to provide essential air service at Ephrata/Moses Lake, Washington, for a two-year period at an annual subsidy of $479,702.

BACKGROUND

By Order 2000-3-5, issued March 13, 2000, the
Department selected Horizon Air Industries, Inc.
(Horizon), to provide essential air service at
Ephrata/Moses Lake for a two-year period. Subsidy
was set at an annual rate of $514,311 for the                      [MAP]
period January 1, 2000, through December 31, 2001, for twelve nonstop round trips each week (two round trips Monday-Friday and two round trips over the weekend period) between Ephrata/Moses
Lake and Seattle with 37-seat DeHavilland Dash
8-200 aircraft.

Although Horizon's two-year contract was not set to expire until the end of the year, the Department become aware of another carrier that was interested in providing essential air service at Ephrata/Moses Lake. We contacted Horizon and advised the carrier of this situation. Horizon stated that it did not object to the Department's issuing an order seeking replacement service proposals and would not object to such a replacement carrier being selected to begin service prior to the end of the current contract.



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As a result, we issued Order 2001-5-9, May 10, 2001, requesting proposals from all carriers interested in providing replacement essential air service at Ephrata/Moses Lake. In response to that order, we received a proposal only from Big Sky Transportation Company, Inc., d/b/a Big Sky Airlines (Big Sky).

BIG SKY PROPOSAL

Big Sky proposes to provide Ephrata/Moses Lake with 18 nonstop round trips each week to Seattle with 19-seat Metro III or Metro 23 aircraft. The carrier requests an annual subsidy of $479,702 for this service. Details of the subsidy calculation for Big Sky's proposed service are contained in Appendix B.(l)

Big Sky's proposed service would be provided under a code-share agreement with Alaska Airlines. It has also requested that the route be added to Big Sky's existing code-share agreement with Northwest Airlines.(2)

COMMUNITY COMMENTS

The City of Ephrata and the City of Moses Lake, as well as the Port of Ephrata and the Port of Moses Lake, have all advised the Department by telephone that they fully support the selection of Big Sky to provide essential air service at the community.

CARRIER SELECTION

We have decided to select Big Sky to provide Ephrata/Moses Lake's essential air service for a two-year period at the agreed-to annual subsidy rate of $479,702. Big Sky's three round trips a day will provide approximately the same number of seats a day to the Seattle hub. As set forth in Appendix A, service is to consist of eighteen nonstop round trips each week between Ephrata/Moses Lake and Seattle with 19-seat Fairchild Metro III or Metro 23 aircraft.

Under the Department's governing statutes, 49 U.S.C. 41733(c), we are required to consider, among other things, the applicant's operating experience, its marketing arrangements to ensure service beyond the hub, and the community's views. Big Sky has been providing essential air service at seven communities in Montana since 1980, and has recently been selected to provide subsidized air service in Texas, Oklahoma and Arkansas. The carrier has the full support of the community and its affiliations with Northwest Airlines and Alaska Airlines will provide the community with the full panoply of service and fare options available at Seattle. We find that the agreed-to service and subsidy levels are reasonable.(3)


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(1) Although not part of it's proposal, Big Sky states that it will provide
    Ephrata/Moses Lake with one round trip each service day to Spokane in order to shuttle its aircraft in and out of its home base in Billings for maintenance.

(2) Big Sky also has a code-share arrangement with America West Airlines.

(3) Big Sky has advised the Department that, if selected, it has targeted a start-up date at Ephrata/Moses Lake of July 29, 2001.



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CARRIER FITNESS

49 U.S.C. 41737(b) and 41738 requires that we find an air carrier fit, willing and able to provide reliable service before we may compensate it for essential air service. Big Sky is a certificated air carrier and has operated successfully for a number of years. We last reviewed the fitness of Big Sky when we selected it to provide essential air service at the seven Montana points in Order 2000-11-11. Big Sky remains subject to the Department's continuing fitness monitoring. No information has come to our attention that would lead us to conclude that Big Sky does not continue to be fit. The Federal Aviation Administration states that it knows of no reason to question Big Sky's fitness. We therefore conclude that the carrier remains fit to conduct the operations proposed here.

CARRIER TRANSITION

As a final matter, we expect both Horizon and Big Sky to work together to arrange an orderly transition of service at Ephrata/Moses Lake. This includes notifying all passengers holding reservations on affected flights that Horizon's service will be suspended, informing them of the availability of replacement service by Big Sky, and assisting them in making alternative reservations.

This order is issued under authority delegated in 49 CFR 1.56a(f).

ACCORDINGLY,

1. We select Big Sky Transportation Company, Inc., d/b/a Big Sky Airlines, to provide essential air service at Ephrata/Moses Lake, Washington, as described in Appendix A, for the period beginning on or about July 29, 2001, through July 31, 2003;

2. We set the final rate of compensation for Big Sky Transportation Company, Inc., d/b/a Big Sky Airlines, for the provision of essential air service at Ephrata/Moses Lake, Washington, as described in Appendix A, for the period from on or about July 29, 2001, through July 31, 2003, payable as follows: for each month during which essential air service is provided, the amount of compensation shall be subject to the weekly ceiling set forth in Appendix A, and shall be determined by multiplying the subsidy-eligible arrivals and departures completed during the month by $264.15;(4)

3. We direct Big Sky Transportation Company, Inc., d/b/a Big Sky Airlines, to retain all books, records, and other source and summary documentation to support claims for payment, and to preserve and maintain such documentation in a manner that readily permits its audit and examination by representatives of the Department. Such documentation shall be retained for seven years or until the Department indicates that the records may be destroyed. Copies of flight logs for aircraft sold or disposed of



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(4) See Appendix B for the calculation of this rate, which assumes the use of the aircraft designated. If the carrier reports a significant number of aircraft substitutions, revision of this rate may be required.



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must be retained. The carrier may forfeit its compensation for any claim that is not supported under the terms of this order;

4. We find that Big Sky Transportation Company, Inc., d/b/a Big Sky Airlines, continues to be fit, willing and able to operate as a certificated air carrier and capable of providing reliable essential air service at Ephrata/Moses Lake, Washington;

5.   Docket OST 98-3344 shall remain open until further order of the Department;
     and

6. We will serve copies of this order on the civic officials of Ephrata and Moses Lake, the manager of the Grant County Airport, the Washington State Department of Transportation, Aviation Division; the Governor of Washington; Big Sky Airlines, and Horizon Air Industries.

By:




                                 SUSAN MCDERMOTT
                     Deputy Assistant Secretary for Aviation
                           and International Affairs






(SEAL)


              An electronic version of this document is available
                  on the World Wide Web at http://dms.dot.gov/



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                                                                      APPENDIX A
                                                                     Page 1 of 2



                                BIG SKY AIRLINES
                     ESSENTIAL AIR SERVICE TO BE PROVIDED AT
                         EPHRATA/MOSES LAKE, WASHINGTON


 Effective Period:         On or about July 29, 2001, through July 31, 2003

 Service:                  Eighteen nonstop round trips each week to Seattle

 Aircraft:                 Fairchild Metro III or Metro 23 aircraft (19 passenger seats)

 Timing of Flights:        Flights must be well timed and well spaced to ensure full compensation.

 Subsidy Rate:             Per year - $479,702
                           Per arrival from or departure to Seattle - $264.15(1)

 Weekly
 Compensation Ceiling:     $9,509.40(2)






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(1) Annual compensation of $479,702, divided by the number of arrivals and departures estimated to be performed annually (l,816), calculated by multiplying 36 arrivals and departures each week x 52 weeks x 97 percent completion.

(2) The subsidy rate for each arrival/departure ($264.15) multiplied by the number of scheduled subsidy-eligible flights per week (36).


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                                                                      APPENDIX A
                                                                     Page 2 of 2



Note: The carrier understands that it may forfeit its compensation for any flights that it does not operate in conformance with the terms and stipulations of the rate order, including the service plan outlined in the order and any other significant elements of the required service, without prior approval. The carrier understands that an aircraft take-off and landing at its scheduled destination constitutes a completed flight; absent an explanation supporting subsidy eligibility for a flight that has not been completed, such as certain weather cancellations, only completed flights are considered eligible for subsidy. In addition, if the carrier does not schedule or operate its flights in full conformance with this order for a significant period, it may jeopardize its entire subsidy claim for the period in question. If the carrier contemplates any such changes beyond the scope of the order during the applicable period of these rates, it must first notify the Office of Aviation Analysis in writing and receive written approval from the Department to be assured of full compensation. Should circumstances warrant, the Department may locate and select a replacement carrier to provide service on these routes. The carrier must complete all flights that can be safely operated; flights that overfly points for lack of traffic will not be compensated. In determining whether subsidy payment for a deviating flight should be adjusted or disallowed, the Department will consider the extent to which the goals of the program are met and the extent of access to the national air transportation system provided to the community.

If the Department unilaterally, either partially or completely, terminates or reduces payments for service or changes service requirements at a specific location provided for under this order, then, at the end of the period for which the Department does make payments in the agreed amounts or at the agreed service levels, the carrier may cease to provide service to that specific location without regard to any requirement for notice of such cessation. Those adjustments in the levels of subsidy and/or service that are mutually agreed to in writing by the parities to the agreement do not constitute a total or partial reduction or cessation of payment.

Subsidy contracts are subject to, and incorporate by reference, relevant statutes and Department regulations, as they may be amended from time to time. However, any such statutes, regulations, or amendments thereto shall not operate to controvert the foregoing paragraph.